Exhibit 99.1

First Commonwealth Announces Third Quarter 2006 Financial Results

Net Interest Margin Continues to Improve

Expansion in Pittsburgh Region Continues

          INDIANA, Pa., Oct. 19 /PRNewswire-FirstCall/ -- First Commonwealth Financial Corporation (NYSE: FCF) reported financial results for the third quarter ended September 30, 2006.

          Third Quarter Results

          Net income was $15.4 million for the third quarter of 2006 compared to $13.0 million for the third quarter of 2005.  Basic and diluted earnings per share were $0.22 for the third quarter of 2006 compared to $0.19 for the comparable period of 2005.  Return on average equity was 11.29% and return on average assets was 1.02% for the third quarter of 2006 compared to 9.62% and 0.83% respectively for the third quarter of 2005.  The increase in net income in the third quarter 2006 was mainly due to a restructuring charge in 2005 not incurred in 2006 and a gain on the early extinguishment of debt.  Net interest margin improved for the three months ended September 30, 2006 compared to the same period in 2005. However, the net interest margin increase was offset by lower levels of interest earning assets which contributed to the decrease in net interest income.

          Third quarter of 2006 results did not include a $2.7 million pre-tax restructuring charge taken in the third quarter of 2005 ($1.8 million after tax or $0.03 per diluted share). For the three months ended September 30, 2006, a $1.3 million gain was recognized on an early extinguishment of debt which was offset by lower net interest income of $756 thousand and a higher provision for credit losses of $188 thousand as compared to the same period in 2005.

          In the third quarter of 2006, First Commonwealth continued its expansion in the Pittsburgh region through:

-

The completion of the merger with Laurel Capital Group, Inc. (Laurel), headquartered in Allison Park, Pennsylvania on August 28, 2006.  Laurel, with total assets of approximately $314 million, was the parent company of Laurel Savings Bank which operated eight retail branches in Allegheny and Butler Counties, Pennsylvania.

-	Opening two new branch offices in the Pittsburgh-area market as well as beginning construction on one new branch office and launching a significant relocation of an existing branch.

          Year-to-Date Results

          Net income for the first nine months of 2006 was $40.6 million compared to $46.1 million for the same period of 2005.  Basic and diluted earnings per share were $0.58 for the first nine months of 2006 compared to $0.67 and $0.66, respectively for the first nine months of 2005.  Return on average equity and return on average assets for the nine months ended September 30, 2006 were 10.23% and 0.91% compared to 11.53% and 0.99%, respectively in the 2005 period.

          The decrease in net income was due to a $6.6 million decline in net interest income as well as other non-recurring items that occurred in 2005 including a $3.1 million pre-tax gain on the sale of a branch office ($2.0 million after tax) and a $2.0 million gain on the sale of the merchant services business ($1.3 million after tax) coupled with the elimination of merchant discount income of $2.1 million. These decreases were largely offset by reductions in other operating expenses of $2.7 million, the lack of $2.7 million in restructuring charges incurred in 2005, a $1.6 million gain on the early extinguishment of debt and a lower effective tax rate.

          The provision for credit losses increased $650 thousand in the first nine months of 2006 compared to the same period of 2005.

          Net Interest Income

          Net interest income for the third quarter of 2006 decreased $756 thousand to $42.3 million from $43.0 million in the third quarter of 2005.  Third quarter 2006 net interest margin (net interest income as a percentage of average earning assets on a fully tax equivalent basis) increased 12 basis points (0.12%) to 3.34%, compared to 3.22% in the corresponding period last year.  The improvement in net interest margin was primarily due to an increase in loan yields and a reduction in short-term borrowings and long-term debt offset by an increase in rates on interest bearing liabilities. Due to the relatively flat yield curve First Commonwealth has limited the reinvestment of investment securities proceeds and reduced borrowings.  Additionally, liquid assets of approximately $75 million acquired from Laurel were used to reduce short-term borrowings.  Interest income for the three month period ended September 30, 2006 increased $6.2 million over the prior year period. However, interest expense increased $7.0 million as increases in interest rates on deposits and borrowings exceeded increases in interest rates earned on loans and investments.

          Net interest income for the first nine months of 2006 was $125.0 million compared to $131.6 million for the comparable 2005 period.  Net interest margin increased two basis points (0.02%) to 3.32% in the first nine months of 2006 compared to the same period of 2005.  Interest income increased $14.5 million for the nine month period ended September 30, 2006 compared to the prior year period.  However, interest expense increased $21.1 million as rate increases on interest bearing liabilities were higher than rate increases on interest earning assets. The net interest margin improvement was also offset by lower levels of interest earning assets which contributed to the decrease in net interest income.

          Non-Interest Income

          Non-interest income for the third quarter of 2006 rose $830 thousand to $12.4 million from $11.6 million in the third quarter of 2005 primarily due to a gain on the extinguishment of debt in the amount of $1.3 million. This gain resulted from a Federal Home Loan Bank advance that was called by the issuer pursuant to the terms of the advance.

          Year-to-date non-interest income decreased in 2006 primarily due to the above mentioned gains and reduction in merchant discount income occurring in 2005 in addition to lower insurance commissions and other operating income in 2006. Other operating income decreased $1.1 million due to lower gains recorded on sales of mortgage and student loans and other real estate owned. This decrease was partly offset by the gain on the extinguishment of debt, as well as increases in card related interchange income (which includes income on debit, credit and ATM cards that are issued to consumers and/or businesses) and service charges on deposits.  The increase in service charges on deposits was primarily due to increased fee schedules.

          Non-Interest Expense

          Total non-interest expense for the third quarter of 2006 decreased $2.9 million to $33.4 million from $36.3 million in the corresponding quarter last year primarily due to the above mentioned restructuring charge.  Salaries and employee benefits declined $630 thousand in the third quarter 2006 from the third quarter 2005 level, reflecting a previously planned reduction of the workforce which was partially offset by the inclusion of $125 thousand due to the Laurel acquisition.

          Total non-interest expense decreased $4.5 million during the first nine months of 2006 to $102.3 million compared to the same period in 2005 largely as a result of the above mentioned restructuring charge.  Lower salary expense for the nine month period ended September 30, 2006 was offset by a rise in the cost of employee benefits. Other operating expenses decreased $2.7 million year-to-date in 2006 when compared to the same period of 2005 primarily due to the elimination of plastic card interchange expense totaling $1.5 million and a reduction of $722 thousand in other professional fees. Plastic card interchange expenses are no longer incurred since the merchant services business was sold in 2005.

          Credit Quality and Provision for Credit Losses

          As of September 30, 2006, total nonperforming loans (including loans past due 90 days but still accruing) increased to $29.2 million from the $25.8 million at September 30, 2005.  The increase of $3.7 million in nonaccrual loans since September 30, 2005 resulted primarily from one commercial credit relationship during the first quarter of 2006.  Management believes that the allowance for credit losses is at a level deemed sufficient to absorb losses inherent in the loan portfolio at September 30, 2006.

          Net charge-offs reduced the allowance for credit losses by $2.0 million in the third quarter of 2006.  The provision for credit losses was $3.0 million for the third quarter of 2006 compared to $2.9 million in the third quarter of 2005.

          The $8.2 million provision for credit losses for the first nine months of 2006 exceeded net charge-offs by $614 thousand.  The provision for credit losses for the nine month period of 2006 exceeded the provision for credit losses for the nine month period of 2005 by $650 thousand.

          About First Commonwealth Financial Corporation

          First Commonwealth Financial Corporation is a $6.1 billion bank holding company headquartered in Indiana, Pennsylvania.  It operates 111 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company.  Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

          Forward-Looking Statements

          This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations and are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements speak only as of the date they are made.  Such risks and uncertainties include among other things:

-	Adverse changes in the economy or business conditions, either nationally or in First Commonwealth’s market areas, could increase credit-related losses and expenses and/or limit growth.

-	Increases in defaults by borrowers and other delinquencies could result in increases in First Commonwealth’s provision for losses on loans and related expenses.

-	Fluctuations in interest rates and market prices could reduce net interest margin and asset valuations and increase expenses.

-	Changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

-	Other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Interest income	$85,457	$79,248	$246,931	$232,425
Interest expense	43,179	36,214	121,913	100,819

Net interest income	42,278	43,034	125,018	131,606
Provision for credit losses	3,038	2,850	8,244	7,594

Net interest income after provision for credit losses	39,240	40,184	116,774	124,012

Non-Interest Income:

Net securities gains	5	34	87	519
Trust income	1,482	1,417	4,357	4,198
Service charges on deposits	4,361	4,226	12,374	11,775
Gain on sale of branch	0	0	0	3,090
Gain on sale of merchant services business	0	0	0	1,991
Gain on extinguishment of debt	1,283	0	1,553	0
Insurance commissions	801	1,089	2,115	2,832
Income from bank owned life insurance	1,451	1,359	4,240	4,035
Merchant discount income	0	353	0	2,074
Card related interchange income	1,398	1,265	4,087	3,568
Other operating income	1,609	1,817	4,939	6,067

Total non-interest income	12,390	11,560	33,752	40,149

Non-Interest Expense:

Salaries and employee benefits	17,690	18,320	54,282	54,482
Net occupancy expense	2,845	2,671	9,032	8,378
Furniture and equipment expense	2,998	2,844	8,680	8,473
Data processing expense	903	818	2,518	2,738
Pennsylvania shares tax expense	1,349	1,236	4,057	3,739
Intangible amortization	658	565	1,789	1,696
Restructuring charges	0	2,704	0	2,704
Other operating expense	6,999	7,145	21,899	24,558

Total non-interest expense	33,442	36,303	102,257	106,768

Income before income taxes	18,188	15,441	48,269	57,393
Applicable income taxes	2,796	2,445	7,713	11,340

Net income	$15,392	$12,996	$40,556	$46,053

Average shares outstanding	70,875,018	69,242,056	70,004,534	69,239,005
Average shares outstanding assuming dilution	71,177,930	69,787,884	70,382,511	69,834,460
Per Share Data:
Basic earnings per share	$0.22	$0.19	$0.58	$0.67
Diluted earnings per share	$0.22	$0.19	$0.58	$0.66
Cash dividends per share	$0.170	$0.165	$0.510	$0.495

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	September 30, 2006	December 31, 2005

Assets
Cash and due from banks	$95,151	$84,555
Interest-bearing bank deposits	7,986	473
Federal funds sold	0	1,575
Securities available for sale, at fair value	1,649,506	1,851,986
Securities held to maturity, at amortized cost
(Market value $81,574 in 2006 and $89,804 in 2005)	79,841	87,757

Loans held for sale	0	1,276

Loans:
Portfolio loans	3,818,846	3,623,102
Unearned income	(70)	(119)
Allowance for credit losses	(42,085)	(39,492)

Net loans	3,776,691	3,583,491

Premises and equipment	68,518	60,860
Other real estate owned	1,911	1,655
Goodwill	159,889	122,702
Amortizing intangibles, net	18,262	15,251
Other assets	234,784	214,739

Total assets	$6,092,539	$6,026,320

Liabilities
Deposits (all domestic):
Noninterest-bearing	$538,986	$491,644
Interest-bearing	3,779,956	3,504,908

Total deposits	4,318,942	3,996,552

Short-term borrowings	494,877	665,665
Other liabilities	45,308	43,314

Subordinated debentures	108,250	108,250
Other long-term debt	556,194	691,494

Total long-term debt	664,444	799,744

Total liabilities	5,523,571	5,505,275
Shareholders’ Equity
Common stock $1 par value per share	75,100	71,978
Additional paid-in capital	208,621	173,967
Retained earnings	322,583	318,569
Accumulated other comprehensive loss	(9,065)	(9,655)
Treasury stock	(16,171)	(20,214)
Unearned ESOP shares	(12,100)	(13,600)

Total shareholders’ equity	568,968	521,045

Total liabilities and shareholders’ equity	$6,092,539	$6,026,320

Shares issued	75,100,431	71,978,568
Shares outstanding	73,819,900	70,377,916
Treasury shares	1,280,531	1,600,652
Book value per share	$7.71	$7.40
Market value per share	$13.03	$12.93

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands)

Quarter To Date Average Balance Sheets and
Net Interest Analysis At September 30,

	2006			2005

	Average Balance	Income/Expense	Yield or Rate (a)	Average Balance	Income/Expense	Yield or Rate (a)

Assets
Interest-earning assets:
Time deposits with banks	$3,684	$15	1.60%	$706	$8	4.70%
Tax free investment securities	280,926	3,215	6.98%	284,993	3,244	6.95%
Taxable investment securities	1,446,629	17,635	4.84%	1,830,229	19,057	4.13%
Federal funds sold	1,243	17	5.35%	1,456	12	3.41%
Loans, net of unearned income (b)(c)(d)	3,729,622	64,575	7.08%	3,633,852	56,927	6.42%

Total interest-earning assets	5,462,104	85,457	6.48%	5,751,236	79,248	5.72%

Noninterest-earning assets:
Cash	80,791			82,298
Allowance for credit losses	(40,438)			(42,036)
Other assets	457,991			429,738

Total noninterest-earning assets	498,344			470,000

Total Assets	$5,960,448			$6,221,236

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (e)	$596,874	$2,945	1.96%	$571,916	$1,456	1.01%
Savings deposits (e)	1,119,224	5,551	1.97%	1,334,392	5,164	1.54%
Time deposits	1,891,777	19,758	4.14%	1,656,868	14,265	3.42%
Short-term borrowings	606,140	7,338	4.80%	768,281	6,437	3.32%
Long-term debt	670,523	7,587	4.49%	831,864	8,892	4.24%

Total interest-bearing liabilities	4,884,538	43,179	3.51%	5,163,321	36,214	2.78%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (e)	503,611			497,754
Other liabilities	31,312			24,201
Shareholders’ equity	540,987			535,960

Total noninterest-bearing funding sources	1,075,910			1,057,915

Total Liabilities and Shareholders’ Equity	$5,960,448			$6,221,236

Net Interest Income and Net Yield on Interest-Earning Assets		$42,278	3.34%		$43,034	3.22%

(a) Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.

(b) Average balance includes loans held for sale.

(c) Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.

(d) Loan income includes net loan fees.

(e) Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands)

Year To Date Average Balance Sheets and
Net Interest Analysis At September 30,

	2006			2005

	Average Balance	Income/Expense	Yield or Rate (a)	Average Balance	Income/Expense	Yield or Rate (a)

Assets
Interest-earning assets:
Time deposits with banks	$1,856	$39	2.80%	$804	$22	3.67%
Tax free investment securities	281,099	9,664	7.07%	277,829	9,426	6.98%
Taxable investment securities	1,507,189	53,776	4.77%	1,875,527	58,625	4.18%
Federal funds sold	2,157	76	4.73%	5,964	136	3.05%
Loans, net of unearned income (b)(c)(d)	3,677,352	183,376	6.87%	3,590,481	164,216	6.31%

Total interest-earning assets	5,469,653	246,931	6.30%	5,750,605	232,425	5.64%

Noninterest-earning assets:
Cash	78,257			80,807
Allowance for credit losses	(39,802)			(41,826)
Other assets	440,355			428,829

Total noninterest-earning assets	478,810			467,810

Total Assets	$5,948,463			$6,218,415

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (e)	$578,556	$7,321	1.69%	$564,832	$3,554	0.84%
Savings deposits (e)	1,142,829	15,673	1.83%	1,312,897	13,703	1.40%
Time deposits	1,818,346	53,826	3.96%	1,615,324	39,209	3.25%
Short-term borrowings	610,216	20,324	4.45%	834,712	17,862	2.86%
Long-term debt	750,005	24,769	4.42%	843,265	26,491	4.20%

Total interest-bearing liabilities	4,899,952	121,913	3.33%	5,171,030	100,819	2.61%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (e)	489,219			488,113
Other liabilities	29,018			25,406
Shareholders’ equity	530,274			533,866

Total noninterest-bearing funding sources	1,048,511			1,047,385

Total Liabilities and Shareholders’ Equity	$5,948,463			$6,218,415

Net Interest Income and Net Yield on Interest-Earning Assets		$125,018	3.32%		$131,606	3.30%

(a) Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.

(b) Average balance includes loans held for sale.

(c) Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.

(d) Loan income includes net loan fees.

(e) Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands)

Asset Quality Data At September 30,

	2006	2005

Loans on nonaccrual basis	$14,707	$11,039
Past due more than 90 days	14,296	14,608
Renegotiated loans	163	176

Total nonperforming loans	$29,166	$25,823
Loans outstanding at end of period (a)	$3,818,776	$3,613,137
Average loans outstanding (year-to-date) (a)	$3,677,352	$3,590,481
Allowance for credit losses	$42,085	$41,537
Nonperforming loans as a percent of total loans	0.76%	0.71%
Net charge-offs (year-to-date)	$7,630	$7,120
Net charge-offs as a percent of average loans (annualized)	0.28%	0.27%
Allowance for credit losses as a percent of average loans outstanding	1.14%	1.16%
Allowance for credit losses as a percent of nonperforming loans	144.29%	160.85%
Other real estate owned	$1,911	$1,520

(a) Includes loans held for sale.

Profitability Ratios

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Return on average assets	1.02%	0.83%	0.91%	0.99%
Return on average equity	11.29%	9.62%	10.23%	11.53%
Efficiency ratio (FTE) (b)	57.27%	62.35%	60.27%	58.64%
Fully tax equivalent adjustment	$3,724	$3,634	$10,902	$10,305

(b) Efficiency ratio is “total non-interest expense” as a percentage of total revenue.
Total revenue consists of “net interest income, on a fully tax-equivalent basis,” plus “total non-interest income.”

SOURCE  First Commonwealth Financial Corporation
          -0-                                                              10/19/2006
          /CONTACT:  John Dolan, Executive Vice President and Chief Financial Officer of First Commonwealth Financial Corporation, +1-724-349-7220/
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20030416/FIRSTLOGO
                           AP Archive:  http://photoarchive.ap.org
                           PRN Photo Desk, photodesk@prnewswire.com /
          (FCF)